FIRST AMENDMENT TO THE RESTATED
             ALLIED WASTE INDUSTRIES, INC. 1991 INCENTIVE STOCK PLAN
                        (AS AMENDED AND RESTATED IN 1999)


         THIS AMENDMENT, made and entered into on September 8, 1999, by ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Employer").

                                R E C I T A L S:

         1. The Employer maintains the Allied Waste Industries, Inc. 1991 Incentive Stock Plan ("Plan"), as amended and restated effective September 8, 1999;

         2. The Employer has reserved the right to amend the Plan in whole or in part; and

         3. The Employer intends to amend the Plan, with the approval of its shareholders.

         THEREFORE, the Employer hereby adopts this Amendment, subject to the approval of the Employer's stockholders, as follows:

         1.       In Section 2, the following new definition is added:

                  "Fully Diluted Shares" means the aggregate of all issued and outstanding shares of Common Stock, shares of Common Stock issuable upon the vesting or payment of awards or exercise of options under any employee benefit plan, including the Plan, shares of Common Stock otherwise available or reserved for issuance under employee benefit plans, including the Plan, and shares of Common Stock issuable upon conversion or exercise of any outstanding convertible securities, warrants or options. For these purposes, shares of Series A Senior Convertible Preferred Stock are deemed convertible into shares of Common Stock.

         2 In Section 3, the first sentence of the second paragraph is amended to read as follows:
                  The Committee may grant Options, shares of Restricted Stock, Performance Awards shares of Phantom Stock and Stock Bonuses under the Plan with respect to a number of shares of Common Stock that in the aggregate at any time does not exceed 8.5% of the Fully Diluted Shares as of the date any Incentive Award is granted, subject to adjustment pursuant to Section 12.



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         3.       The Effective Date of this Amendment  shall  be  the  date  on which this Amendment is approved by the stockholders of the Employer.

         4. Except as amended, all of the terms and conditions of the Plan shall remain in full force and effect.



                                             ALLIED WASTE INDUSTRIES, INC.,
                                              a Delaware corporation




                                            By   /s/ Steven M. Helm
                                                -------------------------------
                                                 Steven M. Helm, Vice President